(d)(10)(ii)

September 12, 2012

Ms. Constance Lawton

Tradewinds Global Investors, LLC

2049 Century Park East, 20th Floor

Los Angeles, CA 90067

Dear Ms. Lawton:

On Thursday, September 6, 2012, the Board of Trustees (the “Board”) of ING Mutual Funds voted to replace Tradewinds Global Investors, LLC (“Tradewinds”) as sub-adviser to ING International Value Choice Fund (“International Value Choice Fund”) and to terminate the Sub-Advisory Agreement (the “Agreement”) with Tradewinds in accordance with Section 17 of the Agreement, effective at the close of business on November 13, 2012.

In the interim, we will be contacting you to facilitate a smooth transition.  Further, the Board has mandated that the incoming and outgoing sub-advisers work together to facilitate an orderly transition that will minimize transaction costs and market impact to shareholders.  I know we can count on your cooperation in this regard.

Finally, we want to thank you for your support throughout this process and dedication to International Value Choice Fund.

Very truly yours,

/s/ Todd Modic

Todd Modic
Senior Vice President
ING Mutual Funds

7337 E. Doubletree Ranch Rd. Suite 100 Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744 www.ingfunds.com	ING Mutual Funds